UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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November 9, 2022

Dear Fellow Shareholders,

Your highly qualified, engaged and refreshed Board continues to move with speed to best position Argo for long-term success.

Since publicly announcing the Company’s strategic review process in April of this year, our current directors have met more than 30 times to discuss Argo’s future, evaluate available alternatives and ensure the Company is on the right path to maximizing value. As a result, the Board has taken decisive action. During the past quarter, we have been able to successfully execute on two major strategic transactions, continuing our efforts to transform Argo into a pure-play U.S. specialty insurer. The strategic review process remains ongoing, and our current directors will leave no stone unturned.

We value the views of our shareholders, and, in June 2022, we appointed J. Daniel Plants, Chief Investment Officer of Voce Capital Management LLC, Argo’s largest active shareholder, as an independent member of the Board and Chairperson of the Strategic Review Committee. With a current director tenure of three years, Argo’s Board has undergone significant refreshment while maintaining complementary and necessary skills to facilitate growth.

As a result of your Board’s decisive actions, we are now best positioned to drive our business strategies and evaluate further strategic opportunities to create shareholder value as a streamlined company – and your Board’s nominees are all essential in continuing our progress. The Board believes that appointing nominees from Capital Returns Master, Ltd. will derail the Company’s momentum at a critical time for Argo. It is also the Board’s unanimous view that Capital Returns’ nominees are not additive to your Board’s collective skillset and would diminish the level of expertise and diversity on your Board.

We urge you to protect the value of your investment in Argo by voting “FOR” Argo’s nominees on the BLUE proxy card today.

YOUR BOARD IS OVERSEEING A COMPREHENSIVE STRATEGIC REVIEW PROCESS THAT IS YIELDING RESULTS

We believe Argo’s share price does not reflect the true value of our business. As such, your Board has proactively overseen the successful strategy currently being executed by a new leadership team, which focuses on transforming many aspects of the franchise, positioning Argo to deliver growth and increased profitability for the benefit of all shareholders.

This effort has been further advanced by the Board’s ongoing strategic review process, which is actively exploring a range of options to maximize value for Argo shareholders, including a potential sale of the Company, with the assistance of leading independent financial and legal advisors.

The transformational steps taken to benefit Argo shareholders include:

•	Streamlining Argo’s portfolio to focus on its most profitable business lines;

•	Executing two strategic transactions, including Argo’s entry into a Loss Portfolio Transfer with Enstar Group Limited for approximately $746 million, and its entry into an agreement to sell Argo Underwriting Agency Limited and its Lloyd’s Syndicate 1200 to Westfield Ltd. for total cash proceeds of approximately $125 million or 1.16x price to tangible book value, subject to closing-related adjustments;

•	Re-underwriting core U.S. specialty business; and

•	Reducing costs.

The Board has also strengthened the management team, including adding five best-in-class C-suite executives to oversee its transformation and manage the Company in its next phase of growth as a U.S. specialty insurer. The management team is led by CEO Thomas Bradley, a seasoned executive with extensive experience in the insurance industry. Previously, Mr. Bradley served as Chief Financial Officer and Vice President of Allied World Assurance Company Holdings, including at the time of its sale to Fairfax Financial Holdings Ltd. He was also formerly Executive Vice President & Chief Financial Officer at Fair Isaac Corporation and at the St. Paul Companies. Mr. Bradley’s deep financial acumen and understanding of the insurance industry, as well as his highly relevant operational experience having held executive positions at a number of public companies, have provided him with keen strategic insight as a leading specialty underwriter. His knowledge and leadership have been critical in steadying the organization and executing its transformation.

YOUR SIGNIFICANTLY REFRESHED AND HIGHLY QUALIFIED BOARD IS ESSENTIAL TO DRIVING THE COMPANY’S CONTINUED TRANSFORMATION & ONGOING STRATEGIC REVIEW PROCESS

As of the 2022 annual general meeting, the Argo Board will be made up of seven experienced directors, six of whom are independent. The Board’s current composition reflects its proactive refreshment program and its commitment to selecting diverse directors with relevant expertise. Six of our current nine directors joined the Board since the Company undertook its repositioning, and ten directors have rotated off the Board in the last three years, including two at this year’s upcoming annual general meeting. Our average director tenure is now only three years.

Pro-forma for our 2022 annual general meeting, three of our seven directors will have joined the Board in the past three years, and five of our seven directors will have joined the Board in the past four years. As a result of this significant level of change, the Board’s deliberations and actions reflect independent and fresh perspectives.

The refreshed Board has also demonstrated its commitment to a high level of engagement, meeting more than 60 times in 2022, including 17 times this past quarter. The Strategic Review Committee, which is tasked with overseeing the ongoing strategic review process, has met 10 times.

Your Board includes not only outstanding expertise and experience in the industry, but skillsets that are complementary and relevant to driving value at Argo. Your Board includes executives with relevant expertise, including experience across risk management, technology and cybersecurity, investment management and M&A and proven track records leading successful financial operations.

In addition, Argo recently appointed J. Daniel Plants, Chief Investment Officer of Voce Capital Management LLC, Argo’s largest active shareholder, to your Board. In 2020, Argo also appointed Bernard Bailey, the Board’s Lead Independent Director, and Carol McFate to its Board pursuant to a cooperation agreement with Voce Capital.

Select Strengths of Argo Board Nominees

6 of 7 Independent directors	7 of 7 Have insurance or risk management experience as executives or directors	7 of 7 Have executive leadership experience
7 of 7 Have business transformation & operations experience	5 of 7 Have public company board experience	4 of 7 Have M&A experience, including value-maximizing company sale transactions

BERNARD BAILEY AND AL-NOOR RAMJI’S EXPERTISE AND SKILLSETS ARE SUPERIOR – CAPITAL RETURNS’ NOMINEES BRING NO ADDITIVE SKILLS AND WOULD REDUCE THE BOARD’S DIVERSITY

The directors targeted by Capital Returns – Bernard Bailey and Al-Noor Ramji – bring expertise and experience important to the Company’s business and have been instrumental in overseeing the execution of the Company’s transformation, recruiting new management and refreshing the Board.

Bernard Bailey

•      Mr. Bailey’s career spans over three decades of business and management experience, including his role as a public company CEO, along with his extensive board experience.

•      Former President and CEO of Viisage Technology, Inc.; during his four years of leadership, Viisage’s market capitalization grew from $60 million to $1 billion.

•      He has led numerous transactions in his previous roles, including leading Viisage through nine acquisitions, bringing significant M&A experience to the Board.

•      Mr. Bailey has served on the boards of nine publicly traded companies, including as Chairman of Analogic Corporation, where he led its successful sale to a private equity firm. Of those nine public companies, four of them were ultimately acquired while Mr. Bailey was a serving director.

•      Mr. Bailey has also served on the management teams and boards of private equity-backed investments.

•      From 2012 to 2018, Mr. Bailey served as CEO of Authentix. Under his leadership, Authentix was acquired in 2017 by Blue Water Energy.

•      Mr. Bailey’s vast leadership and corporate governance experience allows him to be an active member of the Board, as a member of the Audit, Human Resources, Nominating and Corporate Governance and Strategic Review committees. These qualifications led the Board to appoint him Lead Independent Director upon Mr. Bradley’s permanent appointment as CEO.

Al-Noor Ramji

•      Mr. Ramji’s extensive information technology background and digital strategy knowledge serve as unique skills on your Board.

•      As Group Chief Digital Officer at Prudential plc, Mr. Ramji led the company’s transformation into the leading digital ecosystem platform across its Asian and African markets; his risk management expertise is a critical oversight component of Argo’s operations.

•      His track record of successfully leveraging IT to achieve business objectives has won him numerous industry awards, including the CIO 100 Award, CIO Insight IT Leader of the Year 2009 and the British Computer Society CIO of the Year.

•      Earlier in his career, he served as Group CIO for BT Group for over six years and in technology leadership roles at Qwest Communications, Dresdner Kleinwort Benson and Swiss Bank Corporation.

•      He has also served on the management teams and boards of private equity-backed investments.

•      Mr. Ramji’s background in applying technology to solve risk and management challenges is additive to the Board’s Risk & Capital Committee, where he serves as Chair.

APPOINTING CAPITAL RETURNS’ NOMINEES WOULD DIMINSH THE BOARD’S CAPABILTIES AND EXPERTISE – CAPITAL RETURNS’ RECENT STOCK SALES BELIE ITS CLAIM AS A LONG-TERM SHAREHOLDER

Argo’s Board and management team have engaged with Capital Returns multiple times, including in meetings with the Board Chairman. In addition, the Board’s Nominating and Corporate Governance Committee has formally interviewed both of Capital Returns’ candidates. The Committee unanimously determined that neither Bobman nor Michelson will be additive to your Board’s collective skillset and would diminish the level of expertise and diversity on your Board.

•	Mr. Bobman has no public company board experience, and any insurance background he may possess is already well represented on the Board. In addition, Argo’s recent appointment of Mr. Plants, Chief Investment Officer of Voce Capital, Argo’s largest active shareholder, ensures shareholder views are well represented in the boardroom.

•	Mr. Michelson serves as an advisor or director of at least six other companies. One of these companies, FedNat Insurance, has suffered a ~98% stock price decline during Mr. Michelson’s tenure as a director. Given Mr. Michelson’s demanding ongoing commitments and his dismal track record at FedNat, the Board is rightfully skeptical of Mr. Michelson’s ability to dedicate the necessary time to the Argo Board.

If Capital Returns has its way, Argo’s Board would lose Mr. Bailey, one of its most experienced directors in the execution of M&A right at a time when those skills are most critical to the Company in its strategic review. In addition, the Board would lose Mr. Ramji, its most experienced technologist – a critical skill in the management of risk and capital across the Company. In exchange, the Board would get what it believes are two directors with largely duplicative and inferior experience to Argo’s existing directors with similar skillsets.

Furthermore, as reported in its own filings, Capital Returns has been regularly selling blocks of Argo stock since April 2022. In fact, during the period from Argo’s strategic process update on September 8 to October 31, 2022, Capital Returns reduced its position in Argo by almost 95,000 shares, which equated to a 24% reduction in its Argo holdings during such period. This is in direct contrast to Argo’s largest active shareholder, Voce Capital, which has never sold any of its Argo shares. Capital Returns’ ongoing sales of Argo shares lead the Board to seriously question whether Capital Returns is a long-term investor, and if its nominees have the best interests of Argo’s shareholders in mind.

Capital Returns recently falsely asserted that Mr. Bailey has never purchased Argo shares on the open market. The fact is Mr. Bailey purchased more than $90,000 of Argo shares in open market purchases in April 2020 when he joined the Argo Board. This was six months prior to Capital Returns’ initial purchase of Argo shares, and, unlike Capital Returns, Mr. Bailey has never sold a single Argo share, showing his interests fully align with all Argo shareholders.

PROTECT THE VALUE OF YOUR INVESTMENT IN ARGO AND VOTE “FOR” ALL OF ARGO’S NOMINEES

The seven directors up for re-election at the annual general meeting – Bernard Bailey, Thomas Bradley, Dymphna Lehane, Samuel Liss, Carol McFate, J. Daniel Plants and Al-Noor Ramji – are integral to continuing Argo’s momentum, advancing our strategy and driving enhanced shareholder value. We urge you to vote “FOR” all seven of Argo’s highly qualified nominees on the BLUE proxy card.

Simply follow the easy instructions on the enclosed proxy card to vote by telephone, by internet or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided. Please disregard any white proxy card you receive from Capital Returns.

We look forward to continuing to engage with you and appreciate your support.

Sincerely,

The Board of Directors of Argo Group

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